Exhibit 99.1

News Release
Analysts and Media Contact:
Dan Meziere (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2023 Third Quarter;
Reaffirms Fiscal 2023 Guidance
DALLAS (August 2, 2023) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its third fiscal quarter ended June 30, 2023.

Highlights
•Earnings per diluted share was $5.33 for the nine months ended June 30, 2023; $0.94 per diluted share for the third fiscal quarter.
•Consolidated net income was $767.3 million for the nine months ended June 30, 2023; $137.8 million for the third fiscal quarter.
•Capital expenditures totaled $2.08 billion for the nine months ended June 30, 2023, with approximately 86 percent of capital spending related to system safety and reliability investments.

Outlook
•Earnings per diluted share for fiscal 2023 is expected to be in the range of $6.00 to $6.10 per diluted share.
•Capital expenditures are expected to approximate $2.8 billion in fiscal 2023.
•The company's Board of Directors has declared a quarterly dividend of $0.74 per common share. The indicated annual dividend for fiscal 2023 is $2.96, which represents an 8.8% increase over fiscal 2022.

"The dedication of our employees coupled with the exceptional customer service they provide to our more than 3 million customers continues to position us to achieve fiscal 2023 earnings in the range of $6.00 to $6.10 per diluted share," said Kevin Akers, President and Chief Executive Officer of Atmos Energy.

Results for the Three Months Ended June 30, 2023
Consolidated operating income increased $14.7 million to $169.3 million for the three months ended June 30, 2023, from $154.6 million in the prior-year quarter. Rate case outcomes in both segments and customer growth in our distribution segment were partially offset by higher operation and maintenance expense and higher depreciation and property tax expenses due to increased capital investments.
Distribution operating income increased $5.6 million to $71.7 million for the three months ended June 30, 2023, compared with $66.1 million in the prior-year quarter. The increase primarily reflects a net $29.1 million increase in rates, a $3.5 million increase due to net customer growth, partially offset by a $4.7 million increase in operation and maintenance expense driven primarily by line locates and other pipeline system maintenance activities and a $16.8 million increase in depreciation and property tax expenses.
Pipeline and storage operating income increased $9.0 million to $97.6 million for the three months ended June 30, 2023, compared with $88.5 million in the prior-year quarter. This increase is primarily attributable to a $22.6 million increase in rates, due to the GRIP filings approved in May 2022 and May 2023, partially offset by an $8.0 million increase in operation and maintenance expense driven primarily by system maintenance spending and a $6.4 million increase in depreciation and property tax expenses.
Results for the Nine Months Ended June 30, 2023
Consolidated operating income increased $97.5 million to $913.1 million for the nine months ended June 30, 2023, compared to $815.6 million in the prior year, primarily due to rate outcomes in both segments, increased weather and consumption and customer growth in our distribution segment and increased through system revenues in our pipeline and storage segment that were partially offset by increased operation and maintenance expense and higher depreciation and property tax expenses due to increased capital investments.
Distribution operating income increased $70.9 million to $638.8 million for the nine months ended June 30, 2023, compared with $567.9 million in the prior year, primarily due to a net $139.0 million increase in rates, a $12.5 million increase in consumption, a $14.6 million increase in customer growth, including increased industrial load, and a $10.0 million decrease in refunds of excess deferred taxes to customers, which is substantially offset in income tax expense, partially offset by a $47.7 million increase in operation and maintenance expense driven primarily by line locates and other pipeline system maintenance activities and increased administrative costs and a $50.5 million increase in depreciation and property tax expenses.
Pipeline and storage operating income increased $26.6 million to $274.3 million for the nine months ended June 30, 2023, compared with $247.7 million in the prior year. Key operating drivers for this segment include a $64.6 million increase from our GRIP filings approved in fiscal 2022 and 2023 and an $8.0 million increase in through system revenues, partially offset by a $22.1 million increase in operation and maintenance expense driven primarily by timing of system maintenance spending and a $17.0 million increase in depreciation and property tax expenses.
Capital expenditures increased $357.5 million to $2.08 billion for the nine months ended June 30, 2023, compared with $1.73 billion in the prior year, due to increased system modernization and expansion spending.

For the nine months ended June 30, 2023, the company generated operating cash flow of $3.22 billion, compared to $929.3 million in the prior year. The year-over-year increase primarily reflects the receipt of $2.02 billion from the Texas Natural Gas Securitization Finance Corporation in March 2023 related to gas costs incurred during Winter Storm Uri.
Our equity capitalization ratio at June 30, 2023 increased to 61.8%, from 53.6% at September 30, 2022, due to the repayment at maturity of $2.2 billion of Winter Storm Uri financing and $671.6 million in equity issuances under our forward equity agreements, partially offset by the issuance of $500 million of 5.75% senior notes and $300 million of 5.45% senior notes in October 2022. Excluding the $2.2 billion of incremental financing issued to pay for the purchased gas costs incurred during Winter Storm Uri, our equity capitalization ratio was 61.3% at September 30, 2022.

Conference Call to be Webcast August 3, 2023
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2023 third quarter financial results on Thursday, August 3, 2023, at 10:00 a.m. Eastern Time. The domestic telephone number is 888-350-3846 and the international telephone number is 646-960-0251. The conference ID is 9958104. Kevin Akers, President and Chief Executive Officer, and Chris Forsythe, Senior Vice President and Chief Financial Officer, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or any of the company’s other documents or oral presentations, the words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “objective”, “plan”, “projection”, “seek”, “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this presentation, including the risks relating to regulatory trends and decisions, the company’s ability to continue to access the credit and capital markets, and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These risks and uncertainties include the following: federal, state and local regulatory and political trends and decisions, including the impact of rate proceedings before various state regulatory commissions; increased federal regulatory oversight and potential penalties; possible increased federal, state and local regulation of the safety of our operations; possible significant costs and liabilities resulting from pipeline integrity and other similar programs and related repairs; the inherent hazards and risks involved in distributing, transporting and storing natural gas; the availability and accessibility of contracted gas supplies, interstate pipeline and/or storage services; increased competition from energy suppliers and alternative forms of energy; failure to attract and retain a qualified workforce; natural disasters, terrorist activities or other events and other risks and uncertainties discussed herein, all of which are difficult to predict and many of which are beyond our control; increased dependence on technology that may hinder the Company's business if such technologies fail; the threat of cyber-attacks or acts of cyber-

terrorism that could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information; the impact of new cybersecurity compliance requirements; adverse weather conditions; the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change; the impact of climate change; the capital-intensive nature of our business; our ability to continue to access the credit and capital markets to execute our business strategy; market risks beyond our control affecting our risk management activities, including commodity price volatility, counterparty performance or creditworthiness and interest rate risk; the concentration of our operations in Texas; the impact of adverse economic conditions on our customers; changes in the availability and price of natural gas; and increased costs of providing health care benefits, along with pension and postretirement health care benefits and increased funding requirements.
Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, the company undertakes no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events or otherwise.
About Atmos Energy
Atmos Energy Corporation, an S&P 500 company headquartered in Dallas, is the country’s largest natural gas-only distributor. We safely deliver reliable, affordable, efficient and abundant natural gas to more than 3 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.
This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended June 30
(000s except per share)	2023	2022
Operating revenues
Distribution segment	$616,067	$773,311
Pipeline and storage segment	208,225	183,412
Intersegment eliminations	(161,559)	(140,294)
	662,733	816,429
Purchased gas cost
Distribution segment	206,048	390,559
Pipeline and storage segment	(194)	(1,347)
Intersegment eliminations	(161,304)	(140,053)
	44,550	249,159
Operation and maintenance expense	195,049	182,325
Depreciation and amortization	150,726	134,231
Taxes, other than income	103,155	96,127
Operating income	169,253	154,587
Other non-operating income	16,170	13,263
Interest charges	31,334	26,190
Income before income taxes	154,089	141,660
Income tax expense	16,282	13,113
Net income	$137,807	$128,547

Basic net income per share	$0.94	$0.92
Diluted net income per share	$0.94	$0.92
Cash dividends per share	$0.74	$0.68
Basic weighted average shares outstanding	146,051	139,881
Diluted weighted average shares outstanding	146,067	140,227

	Three Months Ended June 30
Summary Net Income by Segment (000s)	2023	2022
Distribution	$59,639	$57,401
Pipeline and storage	78,168	71,146
Net income	$137,807	$128,547

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Nine Months Ended June 30
(000s except per share)	2023	2022
Operating revenues
Distribution segment	$3,556,703	$3,356,279
Pipeline and storage segment	579,278	510,077
Intersegment eliminations	(448,266)	(387,322)
	3,687,715	3,479,034
Purchased gas cost
Distribution segment	1,896,986	1,881,212
Pipeline and storage segment	(431)	(3,075)
Intersegment eliminations	(447,545)	(386,437)
	1,449,010	1,491,700
Operation and maintenance expense	574,781	504,787
Depreciation and amortization	445,063	395,461
Taxes, other than income	305,784	271,506
Operating income	913,077	815,580
Other non-operating income	54,767	27,178
Interest charges	105,464	74,969
Income before income taxes	862,380	767,789
Income tax expense	95,042	65,034
Net income	$767,338	$702,755

Basic net income per share	$5.33	$5.13
Diluted net income per share	$5.33	$5.12
Cash dividends per share	$2.22	$2.04
Basic weighted average shares outstanding	143,938	136,799
Diluted weighted average shares outstanding	143,998	137,055

	Nine Months Ended June 30
Summary Net Income by Segment (000s)	2023	2022
Distribution	$542,581	$505,823
Pipeline and storage	224,757	196,932
Net income	$767,338	$702,755

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	June 30,	September 30,
(000s)	2023	2022
Net property, plant and equipment	$19,018,341	$17,240,239
Cash and cash equivalents	56,237	51,554
Restricted cash and cash equivalents	1,876	—
Cash and cash equivalents and restricted cash and cash equivalents	58,113	51,554
Accounts receivable, net	330,827	363,708
Gas stored underground	211,041	357,941
Other current assets	288,945	2,274,490
Total current assets	888,926	3,047,693
Securitized intangible asset, net	93,600	—
Goodwill	731,257	731,257
Deferred charges and other assets	1,039,405	1,173,800
	$21,771,529	$22,192,989

Shareholders' equity	$10,602,381	$9,419,091
Long-term debt, net	6,553,618	5,760,647
Securitized long-term debt	89,027	—
Total capitalization	17,245,026	15,179,738
Accounts payable and accrued liabilities	327,890	496,019
Other current liabilities	698,918	720,157
Short-term debt	—	184,967
Current maturities of long-term debt	1,540	2,201,457
Current maturities of securitized long-term debt	5,973	—
Total current liabilities	1,034,321	3,602,600
Deferred income taxes	2,205,291	1,999,505
Regulatory excess deferred taxes	277,506	385,213
Deferred credits and other liabilities	1,009,385	1,025,933
	$21,771,529	$22,192,989

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Nine Months Ended June 30
(000s)	2023	2022
Cash flows from operating activities
Net income	$767,338	$702,755
Depreciation and amortization	445,063	395,461
Deferred income taxes	75,407	40,899
Other	(38,360)	(15,941)
Change in Winter Storm Uri current regulatory asset	2,021,889	—
Changes in other assets and liabilities	(49,829)	(193,858)
Net cash provided by operating activities	3,221,508	929,316
Cash flows from investing activities
Capital expenditures	(2,083,486)	(1,726,039)
Debt and equity securities activities, net	(7,302)	3,594
Other, net	13,469	7,876
Net cash used in investing activities	(2,077,319)	(1,714,569)
Cash flows from financing activities
Net decrease in short-term debt	(184,967)	—
Proceeds from issuance of long-term debt, net of premium/discount	797,258	798,802
Proceeds from issuance of securitized debt by AEK	95,000	—
Net proceeds from equity issuances	671,630	675,320
Issuance of common stock through stock purchase and employee retirement plans	11,660	11,670
Proceeds from term loan	2,020,000	—
Repayment of term loan	(2,020,000)	—
Repayment of long-term debt	(2,200,000)	(200,000)
Cash dividends paid	(319,074)	(279,256)
Debt issuance costs	(7,864)	(8,196)
Securitized debt issuance costs	(1,273)	—
Other	—	(1,735)
Net cash provided by (used in) financing activities	(1,137,630)	996,605
Net increase in cash and cash equivalents and restricted cash and cash equivalents	6,559	211,352
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period	51,554	116,723
Cash and cash equivalents and restricted cash and cash equivalents at end of period	$58,113	$328,075

	Three Months Ended June 30		Nine Months Ended June 30
Statistics	2023	2022	2023	2022
Consolidated distribution throughput (MMcf as metered)	75,272	79,314	377,058	376,754
Consolidated pipeline and storage transportation volumes (MMcf)	172,266	146,422	440,015	411,884
Distribution meters in service	3,478,231	3,430,476	3,478,231	3,430,476
Distribution average cost of gas	$4.96	$8.69	$7.31	$7.33
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